Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.:

We consent to the use of our reports dated February 28, 2018, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the Company) as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference in this Amendment No. 1 to the Registration Statement No. 333-228698 on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

December 13, 2018